EXHIBIT 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of September 7, 2023 by and between Navy Sail International Limited, a British Virgin Islands company, and Chunyi (Charlie) Hao (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of Class A ordinary shares, $0.0001 par value per share, of Tristar Acquisition I Corp. Each Party hereto agrees that this Schedule 13D relating to such beneficial ownership, is filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

NAVY SAIL INTERNATIONAL LIMITED

Dated: September 7, 2023	By:	/s/ Chunyi (Charlie) Hao
	Name:	Chunyi (Charlie) Hao
	Title:	Chief Executive Officer

Dated: September 7, 2023	By:	/s/ Chunyi (Charlie) Hao
	Name:	Chunyi (Charlie) Hao
	Title:	Chief Executive Officer